SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	May 25, 2006

AMERICAN ELECTRIC POWER COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation)

1-3525	13-4922640
(Commission File Number)	(IRS Employer Identification No.)

1 Riverside Plaza, Columbus, OH	43215
(Address of Principal Executive Offices)	(Zip Code)

614-716-1000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.04.	Temporary Suspension of Trading Under Registrant’s Employee Benefit Plan.

On May 25, 2006, American Electric Power Company, Inc. (the “Registrant”) received notice that the American Electric Power System Retirement Savings Plan, the American Electric Power System Supplemental Retirement Savings Plan, the American Electric Power System Incentive Compensation Deferral Plan and the American Electric Power Company, Inc. Retainer Deferral Plan for Non-Employee Directors (the “Plans”) will be changing record keepers (currently Fidelity Investments) effective July 1, 2006, and a number of the Plans’ investment options will change. The notice states that, as a result, participants temporarily will be unable to reallocate investments in their individual accounts, and, to the extent applicable, obtain loans from the Plans or obtain a distribution from the Plans. This period, during which participants will be unable to exercise these rights otherwise available under the Plans, is called a “blackout period.”

The blackout period is expected to begin on June 27, 2006 for the American Electric Power System Retirement Savings Plan (the last day for participants to change future investment elections and deferral elections at the current record keeper, Fidelity) and June 30, 2006 for the other plans (the last day for participants in each of the Plans to access their accounts through the Fidelity phone line and to make investment exchanges, including those involving the AEP Stock Fund). The blackout period is expected to end and all of the Plans are expected resume operations with JPMorgan providing administrative and recordkeeping services on July 5, 2006.

The Registrant received the notice required by Section 101(i)(2)(E) of the Employment Retirement Income Security Act of 1974, as amended, on May 25, 2006.

Inquiries concerning the blackout should be directed to JPMorgan Retirement Plan Services, as the plan recordkeeper, at 1-877-AEP-401k (1-877-237-4015). Any correspondence should be sent to JPMorgan Retirement Plan Services, P.O. Box 419784, Kansas City, MO 64179-0654.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN ELECTRIC POWER COMPANY, INC.

By:	/s/ Thomas G. Berkemeyer
Name:	Thomas G. Berkemeyer
Title:	Assistant Secretary

May 31, 2006